Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2015, with respect to the financial statements of Ignyta, Inc., appearing in the Annual Report on Form 10-K of Ignyta, Inc. for the periods ended December 31, 2014 and 2013 and the reference to us under the heading “Experts.”

/s/ Mayer Hoffman McCann P.C

San Diego, California

December 23, 2015